UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

ASSEMBLY BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On July 24, 2014, Assembly Biosciences, Inc. (the “Company”) terminated the Exclusive License Agreement dated March 23, 2007 by and between S.L.A. Pharma AG (“SLA”), and Paramount Biosciences, LLC (the assignor of the Agreement), as amended (the “Agreement”). The Agreement provided a license to the Company of the investigational product VEN 307 and the associated partnering for the manufacturing, development and distribution of the product. VEN 307, an investigational product for the treatment of anal fissures, was being developed by Ventrus Biosciences prior to its recent merger with Assembly Pharmaceuticals. Post-merger, the Company is focused on the development of its potentially curative programs for hepatitis B virus and C. difficile-associated diarrhea.

At a meeting last month, the U.S. Food and Drug Administration indicated that it would consider accepting for review a New Drug Application for VEN 307, but that chances of approval were unclear without another clinical trial. As a result of this feedback and the shift in the Company’s strategic focus post-merger, management has decided to forego further investment in the VEN 307 program.

The termination will be effective on October 22, 2014. The Agreement was terminated pursuant to the terms of the Agreement by providing ninety days’ written notice to SLA. There were no early termination penalties as a result of the termination.

Item 8.01. Other Events.

On July 25, 2014, the Company issued a press release announcing that it will not pursue further development of VEN 307, an investigational product for the treatment of anal fissures. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated July 25, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSEMBLY BIOSCIENCES, INC.

Date: July 29, 2014	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer

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